Exhibit 10.26
1585 Broadway
New York, NY 10036
tel 212.761.4000

24 October 2001

PERSONAL AND CONFIDENTIAL

Mr. Asghar D. Mostafa
President & CEO
Advanced Switching Communications, Inc.
8330 Boone Boulevard, 5th Floor
Vienna, Virginia 22182

Dear Asghar:

Pursuant to our recent discussions, I am pleased to confirm the arrangements under which Morgan Stanley & Co. Incorporated (“Morgan Stanley”) is engaged by Advanced Switching Communications, Inc. (“ASC” or the “Company”) in connection with assessing ASC’s strategic alternatives, including an acquisition or a sale transaction involving the Company or its liquidation or dissolution.

During the term of our engagement we will provide you with financial advice and assistance in connection with this assignment, including advice and assistance with respect to defining objectives, performing valuation analysis, and structuring, planning and negotiating the transaction.

As you know, our fees for services depend on the outcome of the assignment and are designed to reflect our contribution to a major strategic objective. In the event that a Transaction (as defined below) is not completed, or there is a liquidation or dissolution event of the Company, by the end of the term of Morgan Stanley’s engagement, we will charge an “Advisory Fee” which will reimburse us for our time and efforts expended. For this assignment, the Advisory Fee will be $150,000. If the project is terminated prematurely and our efforts have not warranted the Advisory Fee, we will negotiate in good faith to reach agreement on an appropriately lower fee.

Upon termination of our services hereunder, we will provide ASC with an updated list of potential parties to a business combination transaction that will be mutually agreed upon by Morgan Stanley and ASC (“Contacted Parties”).

If a Transaction (as defined below) involving the Company is accomplished, we will charge a “Transaction Fee” against which any Advisory Fees paid will be credited. For this assignment, our Transaction Fee will be $1,750,000.

The Transaction Fee in connection with a completed Transaction will become payable and is to be paid by ASC only upon the sale or issuance of 50% or more of the outstanding common stock of ASC, a merger involving the transfer of control of ASC, or a sale of 50% or more of the assets of ASC (based on the book value thereof) in one or a series of related transactions (a “Transaction”). The Advisory Fee will be payable within five (5) business days of the end of the term of Morgan Stanley’s engagement. ASC agrees to arrange for payment of any applicable fee hereunder by wire transfer on or before the applicable date. Nevertheless, our advisory efforts pursuant to this letter will continue after control is obtained (as discussed in the first sentence of this paragraph) to assist you with a second step merger or similar transaction.

Upon your request and at no additional expense, we will render a financial opinion letter as to the fairness, from a financial point of view, of the consideration to be received in the Transaction, in accordance with our customary practice, except in the event that the Company liquidates or dissolves its assets. The terms of our opinion and the nature and scope of any analysis and investigation we undertake in order to render such opinion shall be such as we consider appropriate in the circumstances. Any advice or opinions provided by Morgan Stanley may not be disclosed or referred to publicly or to any third party except in accordance with our prior written consent, which consent shall not be unreasonably withheld.

If, in connection with this assignment, ASC effects a repurchase of or a public sale or private placement of equity, preferred or debt securities or ASC effects real estate financings, asset or property sales, and ASC requires investment banking services in connection therewith, ASC agrees to offer to retain Morgan Stanley on mutually agreeable terms to assist it with such transaction. In addition, if in connection with this assignment, ASC effects any interest rate, equity-related or currency hedges or currency conversions, including but not limited to currency transactions on a spot, forward or option basis, ASC agrees to offer to retain Morgan Stanley on mutually agreeable terms to assist it with such transaction.

In addition to our fee for professional services, we will separately bill our reasonable expenses as incurred. Generally these expenses include travel costs, document production and other expenses of this type, and will also include the reasonable fees of outside counsel and other professional advisors should they be engaged with your consent. In the event that we incur expenses in excess of $35,000 in any single month, Morgan Stanley will obtain the prior consent of ASC.

Morgan Stanley will act under this letter agreement as an independent contractor with duties solely to ASC. Because we will be acting on your behalf in this capacity, it is our practice to receive indemnification. A copy of our standard indemnity form is attached to this letter.

Morgan Stanley shall, upon execution of this letter agreement, enter into a confidentiality agreement with the Company, upon terms acceptable to both parties, concerning information provided by ASC to Morgan Stanley in connection with this engagement.

Please note that Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing, and financial advisory services. In the ordinary course of our trading, brokerage, and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or any other company that may be involved in this transaction.

As you know, affiliates of Morgan Stanley own approximately 3% of the equity of ASC. Consequently, you agree that you will not assert any damage, conflict of interest or other claim against us or our affiliates arising out of our ownership interest in ASC.

Our services hereunder may be terminated with or without cause by you or by us at any time and without liability or continuing obligation to you or to us (except or any compensation earned (including the Transaction Fee) and expenses incurred by us to the date of termination and except, in the case of termination by ASC, for our right to fees pursuant to this letter for any Transactions involving Contacted Parties effected within eighteen (18) months of such termination) and provided that the confidentiality and indemnity provisions will remain operative regardless of any such termination.

Morgan Stanley and ASC (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to Morgan Stanley’s engagement as financial advisor or its role in connection herewith.

If the terms of our engagement as set forth in this letter are satisfactory, kindly sign the enclosed copy of this letter and indemnification form and return them to us.

We look forward to working with ASC on this very important assignment.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Morgan Hanlon Morgan Hanlon Vice President

Accepted:

ADVANCED SWITCHING COMMUNICATIONS, INC.

By:	/s/ Harry D’Andrea
Title:	CFO
Date:	October 24, 2001

Enclosure